UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                   Smith Barney Disciplined Small Cap Fund Inc
              ----------------------------------------------------
                                (Name of Issuer)


                                  Mutual Fund
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    83179610
              ----------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83179610                  13G                        Page 2 of 3 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Bowling Portfolio Management, Inc.  33-1174000
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                    a.  |_|
                                    b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Ohio
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               7,200
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             None
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        269,587
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        None
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      269,587
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row 9

      16.55%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------


                    SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                        Page 3 of 3

1.    Name of Issuer: Smith Barney Disciplined Small Cap Fund Inc.

1b.   Address of Issuer: 4400 Computer Drive; Westborough, MA 01581

2a.   Name of Person Filing: Bowling Portfolio Management, Inc.

2b.   Address of Person Filing: 2651 Observatory Avenue; Cincinnati, OH 45208

2c.   Citizenship: Ohio Corporation

2d.   Title of Class of Securities: Mutual Fund

3. Bowling Portfolio Management, Inc. is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940.

4a.   Amount Beneficially Owned: See Cover Page

4b.   Percent of Class: See Cover Page

4c.   Voting Power: See Cover Page

5.    Ownership of 5% or Less: No

10.   Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                1-28-98
                                    ----------------------------------
                                                  Date

                                    /s/ Kathleen A. Wayner
                                    ----------------------------------
                                                Signature

                                    Kathleen A. Wayner, Vice President
                                    ----------------------------------
                                                Name/Title